As filed with the Securities and Exchange Commission on January 11, 2010

Registration No. 333-68019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MARVEL ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3711775
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

417 Fifth Avenue

New York, New York 10016

(212) 576-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John N. Turitzin, Esq.

Executive Vice President and General Counsel

Marvel Entertainment, LLC

417 Fifth Avenue

New York, New York 10016

(212) 576-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

(Approximate date of commencement of proposed sale to the public: Not Applicable.)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 3 relates to the following Registration Statement on Form S-3 (the “Registration Statement”) of Marvel Entertainment, Inc. (the “Company”):

File No. 333-68019, pertaining to the registration for resale by the holders thereof of 15,673,524 shares of the Company’s 8% cumulative convertible exchangeable preferred stock and 36,420,655 shares of common stock, par value $0.01 per share of the Company, which was originally filed with the Securities and Exchange Commission on November 25, 1998, as amended, and further amended by Post-Effective Amendment No. 1 filed on March 11, 1999 and Post-Effective Amendment No. 2 filed on August 11, 1999.

On December 31, 2009, pursuant to an Agreement and Plan of Merger, dated as of August 31, 2009, by and among The Walt Disney Company, a Delaware corporation (“Disney”), Maverick Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Disney (“Merger Sub”), Maverick Merger Sub, LLC, a single member Delaware limited liability company and wholly owned subsidiary of Disney (“Merger LLC”) and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Disney (the “Surviving Corporation”). Immediately after the effective time of the Merger, the Surviving Corporation merged with and into Merger LLC, with Merger LLC (which has been renamed Marvel Entertainment, LLC) continuing as the surviving entity.

As a result of the Merger, any offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 11th day of January, 2010.

MARVEL ENTERTAINMENT, LLC the successor company to Marvel Entertainment, Inc.

By:	/s/ John N. Turitzin
	Name:	John N. Turitzin
	Title:	Executive Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 has been signed by the following persons in the capacities and on the dates indicated:

	Title	Date

/s/ John N. Turitzin John N. Turitzin	Executive Vice President and General Counsel (As Principal Executive Officer)	January 11, 2010

/s/ Kenneth P. West Kenneth P. West	Chief Financial Officer (As Principal Financial Officer)	January 11, 2010

/s/ Mark D. Plotkin Mark D. Plotkin	Chief Accounting Officer (As Principal Accounting Officer)	January 11, 2010

THE WALT DISNEY COMPANY	Sole Member	January 11, 2010

By:	/s/ Roger J. Patterson Name: Roger J. Patterson Title: Managing Vice President, Counsel Registered In-House Counsel